CONSULTING AGREEMENT

This consulting agreement (this “Agreement”), effective as of April 18th, 2008, is entered by and between National Automation Services Inc. a Nevada Corporation (the “Company”) and Draco Financial LLC, a Florida Limited Liability Company (“Consultant”), together the Parties (the “Parties”).

RECITALS

WHEREAS, Consultant has experience in the area of corporate finance, investor communications, and financial and investor public relations; and

WHEREAS, the Company desires to formalize its existing business relationship with the consultant and to enter an agreement to further engage the services of Consultant to assist and consult with the Company in matters concerning corporate finance, investor communications and public relations with existing shareholders, broker, dealers, and other investment professionals as to the company’s current and proposed activities;

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth, and intending to be legally bound, the Company and Consultant agree as follows:

1.

Term of Consultancy . the Company engages Consultant to act in a consulting capacity to the Company, and the Consultant agrees to provide services to the Company commencing on the date first set forth above.

2.	Duties of Consultant. The Consultant will generally provide the following specified consulting services (the “Services”) through its officers and employees during the term of this Agreement:

A.

Advise and assist the Company in developing and implementing appropriate plans and material for presenting the Company and its business plans, strategy and personnel to the financial community, and creating the foundations for subsequent financial public relations efforts;

	B.	Introduce the Company to the financial community;

C.

With the cooperation of the Company, maintain an awareness during the term of this Agreement of the Company’s plans, strategy, and personnel, as they may evolve during such period, and advise and assist the Company in communicating appropriate information regarding such plans, and personnel to the financial community;

D.

Assist and advise the company with respect to its (i) stockholder and investor relations, (ii) relations with brokers dealers, analysts, and other investment professionals, and (iii) financial and media public relations generally;

E.

Perform the functions generally assigned to investor/stockholder relations departments in major corporations, including responding to telephone and written inquiries (which may be referred to the Consultant by the Company); assisting in the preparation of press releases for the Company with the Company’s involvement and approval for reviewing press releases, reports, and other communications with or to shareholders, the investment community, and the general public; advising with respect to the timing, form, distribution, and other matters related to such releases, reports communications, and consulting with respect to corporate symbols, logos, names, the presentation of such symbols, logos, and names, and other matter relating to corporate image.

	F.	Upon receipt of the Company’s approval, conduct meeting in person or by telephone, with brokers, dealers, analysts, other investment professionals and the general investing public.

	G.	Upon receipt of the Company’s approval, conduct meeting in person or by telephone, with brokers, dealers, analysts, other investment professionals and the general investing public.

H.

At the Company’s request, review business plans, strategies, mission statements, budgets, proposed transactions and other plans for the purpose of advising the Company of the investment community implications thereof; and

	I.	Otherwise perform as the Company’s financial relations and public relations consultant.

3.

Allocation of Time and Energies The Consultant will perform the Services in a professional manner in accordance with accepted industry standards and in compliance with applicable securities laws and regulations. Although no specific hour-per-day requirement will be required, the parties acknowledge and agree that a disproportionately large amount of the effort to be extended and the costs to be incurred by the Consultant and the benefits to be received by the Company are to be expected to occur upon and shortly after, and in any event, within two months of the effectiveness of this Agreement. It is explicitly understood that Consultants performance of its duties hereunder will in no way be measured by the price of the Company’s common stock, nor the trading volume of the Company’s common stock.

4.	Remuneration. As full and complete compensation for the Consultant’s agreement to perform the Services, the Company shall compensate the Consultant as follows:

A.

For undertaking this engagement and of other good and valuable consideration, the Company agrees to issue and deliver to the Consultant a “Commencement Bonus” payable in the form of Twenty Five Thousand Dollars in cash. This Commencement Bonus shall be issued to the Consultant immediately following execution of the Agreement and shall, when issued to the Consultant, be fully paid and non assessable. The Company understands and agrees that engagement and the Company derives substantial benefit from the execution of this Agreement and the ability to establish its relationship with the Consultant. The monies issued as a Commencement Bonus, therefore, constitute payment for Consultant’s agreement to consult with the Company and are a prepayment for future services. If the Company attempts to terminate this Agreement prior to expiration of its term for any reason whatsoever, it is agreed and understood that Consultant will not be requested or demanded by the company to return any of the monies paid to it hereunder.

	B.	All monies issued pursuant to this Agreement shall be issued in the name of Consultant.

5.

Expenses. Consultant agrees to pay for all its expenses (phone, labor, etc.), other than extraordinary items for which the Company will reimburse Consultant. Such extraordinary items include travel and entertainment required by/or specifically requested by the Company, luncheons or dinners for large groups of investment professionals, mass faxing to a sizable percentage of the company’s constituents, investor conference call, print advertisement in publications and like expenses approved by the Company prior to its incurring an obligation for reimbursement.

6.

Indemnification. The Company agrees to indemnify and hold Consultant harmless from and against any losses, damages, or liabilities related to or arising out of Consultant’s engagement, and will reimburse Consultant for all reasonable expenses (including reasonable counsel fees) as they are incurred by Consultant in connection with investigating, preparing for, or defending any action or claim related thereto, whether or not in connection with pending or threatened litigation in which Consultant is a party. The Company will not, however, be responsible for any actions, claims, liabilities, losses, damages, liabilities related to, and other equitable considerations; provided, however, that in no event shall the amount to be contributed by the Consultant exceed the amounts actually received by Consultant. The foregoing shall be in addition to any rights that Consultant may have at common law or otherwise and shall extend upon the same terms to inure to the benefit or and director, officer, employee, agent or controlling person Consultant.

7.

Representation. The Company warrants and represents that all oral communications, written documents or materials furnished to Consultant are accurate, and the Consultant warrants and represents that all communications by Consultant with the public with respect to the financial affairs, operations, profitability, and strategic planning of the Company will be in accordance with information provided to it by the Company. The Company may rely upon the accuracy of the information provided to it by the Company. The Company may rely upon the accuracy of the information provided by the Company without independent investigation. Consultant represents that it is not requires to maintain any licenses and registrations under federal or any state regulations necessary to perform the services set forth herein. Consultant acknowledges that to the best of its knowledge. Consultant and its officers and directors are not the subject of any investigation, claim decree, or judgment involving any violations of the SEC or securities laws.

8.

Statues as Independent Contractor. Consultant’s engagement pursuant to the Agreement shall be as independent contractor, and not as employee, office or other against the Company. Neither party to this Agreement shall represent or hold itself out to be the employer or employee of the other. Consultant further acknowledges the consideration provided herein above is a gross amount of consideration and that the Company will not withhold from such consideration in any amount as to income taxes and other such payments shall be made or provided for by Consultant and the Company shall have no responsibility or duties regarding such matters. Neither the Company nor the Consultant possesses the authority to bind each other in any agreements without the express written consent on the entity to be bound.

9.	Waiver. The waiver by either party of a breach of any provision of this agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

10.

Notices. All notices, requests, and other communications hereunder shall be deemed to be duly given if sent by U.S. mail, postage prepaid, addressed to the other party at the address set forth herein below:

Draco Financial, LLC	National Automation Services, Inc.
1950 Lee Rd	2053 Pabco Road
Suite 224	Henderson, NV 89011
Winter Park, FL 32789

Either party may change address to which notices for it shall be addressed by providing notice of such change to other party in the manner set forth in this paragraph.

11.

Choice of Law, Jurisdiction, and Venue. This Agreement shall be governed by, construed, and enforced in accordance with the internal laws of the State of Florida, without giving the effect to its conflict of laws choice of law principals.

12.

The parties agree that all disputes between them of any nature whatsoever shall be resolved in Orlando, FL via binding arbitrations before either the American Arbitration Association ( www.adr.org ) or JAMS ( www.jamsadr.org ), whichever the Company prefers. The arbitrator shall have the power to decide all matter, including arbitrarily, but must decide all disputes in accordance with Florida Law. The Parties choose arbitration because it is usually faster and less expensive than litigations, and it will allow the parties to resolve their disputes privately. The arbitrator shall allow limited discovery to allow the Parties to present our respective cases, but shall be mindful of out desire to avoid the expense of broad discovery typically allowed in litigation.

13.

Complete Agreement. This Agreement contains the entire agreement of the parties relations to the subject matter hereof. This Agreement and its terms may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

AGREED TO:

“The Company”		National Automation Services, Inc.

Date:	April 18, 2008	By:	/s/ Bob Chance

Bob Chance, CEO
& its Duly Authorized Officer

“Consultant”			Draco Financial, LLC.

Date:	April 18, 2008	By:	/s/ Rick Esquivel

Rick Esquivel, CEO
& Its Duly Authorized Officer